EXHIBIT 99.1

LITHIA MOTORS ANNOUNCES TWO MILLION SHARE REPURCHASE AUTHORIZATION

MEDFORD, OREGON (Immediate Release) August 12, 2011 – Lithia Motors, Inc. (NYSE: LAD) today announced that its board of directors authorized a program to repurchase up to 2.0 million shares of the company's common stock. Purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or in privately negotiated transactions. Lithia has completed its previous 1.0 million share repurchase program that had 416,776 shares remaining at June 30.

As of June 30, the company had 26.9 million shares of common stock outstanding. Lithia expects that any repurchase of shares will be funded by cash from operations, and intends to continue to evaluate store acquisitions and internal investment as additional uses of cash.

About Lithia

Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 27 brands of new and all brands of used vehicles at 86 stores, which are located in 12 states. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

For additional information on Lithia Motors, contact John North, VP Finance and Controller at (541) 618-5748.

Sites

www.lithia.com

www.lithiacareers.com

www.assuredservice.com

Lithia Motors on Facebook

http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter

http://twitter.com/lithiamotors

Source: Lithia Motors, Inc.